Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Investment Trust II (the Trust)

333-33607
811-08333

For the funds in the above-referenced Trust, we hereby incorporate by reference the new Investment Management Agreement and the new Sub-Advisory Agreements filed in the SEC filing on November 28, 2007, under Conformed
Submission Type 485BPOS, accession number
0001193125-07-255045. Agreements were filed as exhibits EX-99D.25 to EX99D.33.